Exhibit 23.5

                        Consent of Chase Securities Inc.

         We hereby consent to the use of our opinion dated June 22, 2000 to the Board of Directors of International Home Foods, Inc. (the "Company"), included as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of ConAgra, Inc. relating to the proposed merger between the Company and a wholly-owned subsidiary of ConAgra, Inc., and to the references therein to such opinion under the caption "The Merger - Opinion of International Home Foods' Financial Advisor."

         In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

June 29, 2000

                                          /s/ Chase Securities Inc.
                                          -------------------------
                                          CHASE SECURITIES INC.